Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”), by and between Brandes Investment Trust, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation, (“ALPS”) is dated as of October 1, 2017 (the “Effective Date”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of September 1, 2015, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to add one Portfolio to be offered under the Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

BRANDES INVESTMENT TRUST	ALPS DISTRIBUTORS, INC.

By: _________________________________	By: _____________________________
Name:	Name: Steven B. Price
Title:	Title: Senior Vice President & Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Brandes Global Opportunities Value Fund
Brandes Global Equity Income Fund
Brandes Global Equity Fund
Brandes International Equity Fund
Brandes Emerging Markets Value Fund
Brandes International Small Cap Equity Fund
Brandes Credit Focus Yield Fund
Brandes Core Plus Fixed Income Fund
Brandes Separately Managed Account Reserve Trust
Brandes Small Cap Value Fund